99.1 Press Release

BIG CAT ENERGY ANNOUNCES THREE NEW CBM OPERATORS COMMENCES PILOT PROJECTS WITH THE ARID TOOL

Upton, Wyoming, March 9, 2009 - Big Cat Energy Corporation, (OTCBB: BCTE), has added three more Coal Bed Methane (CBM) operators, one of which is J.M. Huber, to its ever growing list of producers wanting to test the ARID technology. Each of the new companies has operations in Wyoming’s Powder River Basin.

Tim Barritt, CEO and President of Big Cat Energy, said “With the weakening of the U.S. gas prices operators are now realizing just how large the cost savings is using the ARID Tool and process and how it affords them the ability to keep wells operating even at current market levels and below.”

Big Cat Energy is currently working on approximately 51 permit applications from a variety of CBM operators and continues to add to that number as new projects develop from existing clients and new operators who want to begin pilot projects in there respective areas. Once the pilot projects prove successful, the Company should realize significant future sales from these operators.

In February 2009, Big Cat Energy staff gave a tour to officials from the Wyoming Department of Environmental Quality to get them more familiar with the operations of an ARID Tool in a CBM well.  The tour went very well with questions asked from both sides ranging from ARID Tool mechanical operations to permitting guidelines to help streamline the Underground Injection Control permitting process.

New areas of interest for Big Cat Energy are projects in the Raton basin in southern Colorado and northern New Mexico. Producers in the Raton Basin are looking at the viability and cost saving advantages of ARID as an alternate water handling method. As managing water produced by CBM wells becomes more difficult for producers, Big Cat Energy and the ARID tool process has give them new ways to conserve precious water  and save money.  By Re-injecting produced water from the coal bed into a comparable receiving sand zone, located above or below the producing coal zone in the same well bore, producers are not only saving up to 85% in water handling costs they are storing a valuable natural resource for later use.

About Big Cat Energy Corporation

Big Cat Energy Corporation has developed a patented technology called the ARID Tool (Aquifer Recharge Injection Device), a revolutionary new method of water handling that provides coal bed methane wells with the ability to redistribute produced water. This revolutionary new coal bed methane production technology will allow coal bed methane operators to process produced water at a fraction of the cost of current technology.

Additional information on the ARID Tool and process as well as Big Cat Energy Corporation is available at http://www.bigcatenergy.com

Or contact:

Investor Relations
investor@bigcatenergy.com
1-866-912-BCTE (2283)

Forward-Looking Statements
Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.